K.P. CHENG & CO.
Certified Public Accountants

鄭錦波會計師事務所

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:
Xinde Technology Company and Subsidiaries

We hereby consent to the incorporation by reference into Form 10-K of Xinde Technology Company and Subsidiaries to be filed with the Securities and Exchange Commission on or about September 28, 2010, filed pursuant to the Securities Act of 1933, of our report dated December 18, 2009, with respect to the financial statements of Xinde Technology Company and Subsidiaries, for the year ended June 30, 2009.

K.P. Cheng & Co.

K.P. Cheng & Co.
Hong Kong, People's Republic of China
September 28, 2010